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Party A: Fubon Insurance

Party B: Law Insurance Broker Co., Ltd.

Party B is on the basis of the interests of the proposer and insured negotiating an insurance contract with the Party A. Both parties agreed to sign this Insurance Broker Cooperative Contract (the “Contract”), and are willing to be bound by the terms and conditionsset forth in the contract as follows:

Article 1 Rights and obligations of Party B

1.	Party B shall operate insurance that agreed by both parties pursuant to the terms and conditions of the contract and Party A’s underwriting guideline. Party B is entitled to sign any relevant insurance documents.
2.	“Recommending insurance products” means:

(1) To explain the content of Party A’s insurance product and insurance policies set forth by the Party A to the clients.

(2) To notify the proposal to the clients.

(3) To transfer proposal-related documents and insurance policy.

(4) Any other actions related to the recommending insurance products, which is authorized by Party A.

3.	Except agreed by Party A, Party B shall not modify or alter Party A’s rate basis.
4.	Except otherwise provided, Party B shall not represent the expression of intent by the clients. And any insurance contract that is recommended by Party B, Party A keeps the right of rejecting insurance business introduced by Party B.
5.	Party B is entitled to use Party A’s name and trademark only if the notification to Party A of any production of insurance advertisements that is made by Party A’s name and trademarks. Also the content of the advertisement needed to be approved by Party A.
6.	Party B is entitled to collect premium directly from the clients on the agreed period or date for the Party B. In case that the Party B do not submit premium on the agreed period or date, Party B shall compensate for all the losses of the clients.
7.	Party B agreed to provide any necessary help when there is an underwriting undergoing.

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Article 2 Payment of brokerage

1.	After the Party A negotiates an insurance contract with the clients and the acceptance of the proposal by Party A, Party A shall pay the certain amount of commission or remuneration to Party B. The ratio of commission or remuneration is agreed otherwise.
2.	After receiving the premium, Party A agreed to pay the commission or remuneration on the monthly basis on the agreed ratio. Party A shall pay the commission or remuneration on every the fifth-day of the month. Party B shall issue a receipt for Party A after receiving the payment of commission or remuneration. Party B is responsible for the business tax.
3.	If the termination of insurance contract contributes returning premium to the proposer, Party B shall also return certain ratio of the commission or remuneration to the Party A within 60 days although the contract is terminated. If Party A asks proposer to terminate the insurance contract or the proposer asks for the termination of the insurance contract voluntarily within 2 months of the issue date, although Party A returns the premium to the proposer, Party B is waive for returning the commission or remuneration to Party A.

Article 3 Advertisements

1.	Party B is entitled to appoint the advertised agency only if the notification of Party A. For any promotion and its fees, Party B shall collect all the receipts for the approval of Party A.
2.	Party A provides any advertisement for the promotion of insurance products by the Party B and its fees for the potential clients. Party B shall provide a client-list for Party A. Client-list and the content of the promotion are needed to be approved by Party A. The mailing date is agreed otherwise.
3.	Both parties agreed that above-mentioned content couldn’t be used in any third-party.
4.	Party B guarantees that the obtaining of the client-list is under Personal Data Act and related Act. If any, Party B shall be responsible for any damage induced from the process of obtaining the client-list.

Article 4 Transferring the proposer, validity of the insurance contract and others

1.	After collecting and signing the returning proposal by the clients, Party B shall deliver all relevant documents to Party A. The insurance contract will be effective on the signing date of the proposal when Party A receives the proposal.
2.	The effective date of other documents is base on the personnel receives it.
3.	Party A is responsible for the application of the indemnification, amending the content of the insurance contract, dispute and any other insurance related issue.

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Article 5 Obligations of Party A

1.	Party A specified and guaranteed that all the insurance products provide by them are all in accordance with current law and approved by the ROC government.
2.	Without a written consent or permission of Party B, Party A shall not disclose any client-list to the third party or being used by party A.
3.	If any, Party B shall notice immediately when Party A changes the content of the insurance contract or underwritten guideline. If Party B cannot follow the procedure, both parties are willing to settle it with spirit of equality and mutual benefit. New material provided by Party A shall not damage the interests of Party B.

Article 6 Treatment of disputes

1.	Except Party A already made an offer to other parties, Party A shall not refuse the offer of Party B or making the same offer to Party B and the third-party at the same time.
2.	If Party A violates 1., and causing Party B fail to negotiating with the potential client, Party A shall still pay the commission or remuneration to Party B. In 30 days, if Party B fails to negotiatethe insurance contract, after the first extension, Party A is entitled to make an offer to its employees or the third-party.
3.	If the offer changes, Party A shall make an announcement at the very beginning price.
4.	If the business interest of Party B conflicts with Party A and other parties, Party A shall resolvethe manner in the spirit of equity and mutual beneficial way.
5.	If the business interest of Party B conflicts with the interest of Party A’s cooperative bank or car dealers, although the business contract is prior to the insurance contract, Party B is entitled to obtain the same interest from Party A’s cooperative bank and car dealers.

Article 7 Term of contract

1.	The term of this Contract is one year.
2.	This contract shall be renewed when both parties show no intention of termination of the contract in 30 days.

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Article 8 Termination of the contract and afterwards

1.	If one party wants to dissolve this Contract, it shall notify the other party in written 30 days in advance.
2.	If one party violates the law, the Contract and any other conduct, the other party shall resolves the problem in 30 days in written. If one party still failing to submit all documents, the one party is entitled to ask damages.
3.	If any changing in insurance business, Party A shall notify Party B immediately. Party B is entitled to termination the Contract when Party B finds out that Party A has gone through a series of changes in underwritten guideline.
4.	If Party B fails to maintain license of insurance broker, the Contract is terminated on the date failing to maintain license.
5.	The rights and obligations will not be affected by the termination of the Contract.
6.	Within 45 days of termination of the Contract, Party B agreed to close all the recommending and negotiating business, and return the clauses, materials and documents to Party A. Party A agreed to pay the rest of commission or remuneration to Party B within 45 days.
7.	After termination, Party A agreed keep paying the agreed commission to Party B if the clients extend their insurance policy.

Article 9 Confidentiality

1.	Except defending rights, pursuant to the law, both parties shall not leak out any content of this Contract.
2.	Party B owns the clients’ personal information. Without Party B’s written approval, Party A shall not use clients’ personal information. In case Party A used client’s personal information, if any damage arising from this usage, Party A shall be held responsible for the damage and remedy.
3.	Article 9 will not be affected after the termination of the Contract.

Article 10 Transfer of the Contract

Both parties agreed that if the company undergoes a change of business structure, the Contract is still bound by the successor.

Article 11 Indemnifications

Except otherwise provided in the Contract, damage incurred of one party results from the violation of articles mentioned in the Contract of the other party shall be held responsible for the damage that one causes.

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Article 12 Legal Statues

The contract does not constitute any legal status for both parties.

Article 13 Delivery

Both parties shall notify the other in written form when there is a change of mailing address. Otherwise, the mailing address presented in the Contract will be a lawful mailing address.

Article 14 Others

1.	Further explaining shall be in accordance with R.O.C. law.
2.	Any disputes arising because of the contract shall be settled through mutual consultations between the parties thereto. In case of such material, it may institutes legal proceedings to the Taiwan, Taipei ShiLin district.
3.	The Contracts has twp copies of the same form. Each party holds one.